UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G*

(Rule 13d-102)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT

TO RULES 13d-1(b), (c), AND (d) AND AMENDMENTS THERETO FILED

PURSUANT TO RULE 13d-2

(Amendment No.     )*

Under the Securities Exchange Act of 1934

Generac Holdings Inc.

(Name of Issuer)

Common Stock

(Title of Class of Securities)

368736104

(CUSIP Number)

August 6, 2015

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☒ Rule 13d-1(b)

☐ Rule 13d-1(c)

☐ Rule 13d-1(d)

*	The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 368736104	Page 2 of 17

1	NAME OF REPORTING PERSONS EdgePoint Investment Group Inc. (the successor corporation to EdgePoint Investment Management Inc.)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Ontario
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 7,435,856
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 7,435,856
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 7,435,856
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 10.7%[1]
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) FI

[1]	The calculation of percentage of beneficial ownership in this filing was derived from the Issuer’s Form 10-Q for the quarter ended June 30, 2015 filed with the Securities and Exchange Commission, in which the Issuer stated that the number of shares of its common stock outstanding at August 3, 2015 was 69,247,223 shares.

CUSIP No. 368736104	Page 3 of 17

1	NAME OF REPORTING PERSONS Cymbria Corporation
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Ontario
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 611,119
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 611,119
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 611,119
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.9%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) FI

CUSIP No. 368736104	Page 4 of 17

1	NAME OF REPORTING PERSONS EdgePoint Global Growth & Income Portfolio
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Ontario
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 1,214,812
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 1,214,812
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,214,812
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 1.8%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) FI

CUSIP No. 368736104	Page 5 of 17

1	NAME OF REPORTING PERSONS EdgePoint Global Portfolio
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Ontario
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 3,944,388
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 3,944,388
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,944,388
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 5.7%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) FI

CUSIP No. 368736104	Page 6 of 17

1	NAME OF REPORTING PERSONS EdgePoint Canadian Growth & Income Portfolio
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Ontario
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 42,630
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 42,630
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 42,630
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.1%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) FI

CUSIP No. 368736104	Page 7 of 17

1	NAME OF REPORTING PERSONS EdgePoint Canadian Portfolio
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Ontario
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 45,690
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 45,690
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 45,690
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.1%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) FI

CUSIP No. 368736104	Page 8 of 17

1	NAME OF REPORTING PERSONS St. James’s Place Global Equity Unit Trust
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United Kingdom
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 1,577,217
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 1,577,217
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,577,217
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 2.3%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) FI

CUSIP No. 368736104	Page 9 of 17

Item 1. (a)	Name of Issuer: Generac Holdings Inc.

(b)	Address of Issuer’s Principal Executive Offices: S45 W29290 Hwy. 59, Waukesha, WI 53189

Item 2. (a)	Name of Person Filing: The persons filing this Schedule 13G are (i) EdgePoint Investment Group Inc. (“EIG”), an advisor/portfolio manager (investment fund manager) registered with the Ontario Securities Commission; (ii) Cymbria Corporation (“Cymbria”), a closed end fund corporation; (iii) EdgePoint Global Growth & Income Portfolio (“EPG G&I”), a mutual fund trust; (iv) EdgePoint Global Portfolio (“EPG”), a mutual fund trust; (v) EdgePoint Canadian Growth & Income Portfolio (“EPC G&I”), a mutual fund trust, (vi) EdgePoint Canadian Portfolio (“EPC”), a mutual fund trust; and (vii) St James’s Place Global Equity Unit Trust (“SJPGEUT” and together with Cymbria, EPG G&I, EPG, EPC G&I and EPC, the “Funds”), a unit trust collective investment scheme. EIG is the advisor/portfolio manager to each of the Funds. EIG and each of the Funds are party to an investment management agreement pursuant to which all voting and dispositive power over securities held by each Fund is delegated to EIG. The investment management agreement can be terminated by any party on 60 days’ prior notice with the exception of SJPGEUT where 90 days’ prior notice is required by EIG and no notice by SJPGEUT. Attached as Exhibit 1 hereto, which is incorporated by reference herein, is an agreement between EIG and the Funds that this Schedule 13G is filed on behalf of each of them.

(b)	Address of Principal Business Office or, if none, Residence: 150 Bloor Street West, Suite 500, Toronto, Ontario M5S 2X9, Canada

(c)	Citizenship:

EIG is a corporation organized under the laws of Ontario

Cymbria is a corporation organized under the laws of Ontario

EPG G&I is a mutual fund trust established under the laws of Ontario

EPG is a mutual fund trust established under the laws of Ontario

EPC G&I is a mutual fund trust established under the laws of Ontario

EPC is a mutual fund trust established under the laws of Ontario

SJPGEUT is a unit trust collective investment scheme established under the laws of the United Kingdom

(d)	Title of Class of Securities: Common Stock

(e)	CUSIP Number: 368736104

Item 3.	If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:

(a) ☐	Broker or dealer registered under Section 15 of the Exchange Act;

(b) ☐	Bank as defined in Section 3(a)(6) of the Exchange Act;

(c) ☐	Insurance company as defined in Section 3(a)(19) of the Exchange Act;

(d) ☐	Investment company registered under Section 8 of the Investment Company Act;

(e) ☐	An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

CUSIP No. 368736104	Page 10 of 17

(f) ☐	An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

(g) ☐	A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

(h) ☐	A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

(i) ☐	A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

(j) ☒	A non-U.S. institution in accordance with Rule 13d-1(b)(1)(ii)(J);

(k) ☐	Group, in accordance with Rule 13d-1(b)(1)(ii)(K).

If filing as a non-U.S. institution in accordance with Rule 13d-1(b)(1)(ii)(J), please specify the type of institution:

EIG is comparable to an IA and each of the Funds is comparable to an IV.

CUSIP No. 368736104	Page 11 of 17

Item 4.	Ownership.

EIG

(a)	Amount beneficially owned: 7,435,856

(b)	Percent of class: 10.7%

(c)	Number of shares as to which the person has:

(i)	Sole power to vote or to direct the vote 0

(ii)	Shared power to vote or to direct the vote: 7,435,856

(iii)	Sole power to dispose or to direct the disposition of: 0

(iv)	Shared power to dispose or to direct the disposition of: 7,435,856

Cymbria

(a)	Amount beneficially owned: 611,119

(b)	Percent of class: 0.9%

(c)	Number of shares as to which the person has:

(i)	Sole power to vote or to direct the vote 0

(ii)	Shared power to vote or to direct the vote: 611,119

(iii)	Sole power to dispose or to direct the disposition of: 0

(iv)	Shared power to dispose or to direct the disposition of: 611,119

EPG G&I

(a)	Amount beneficially owned: 1,214,812

(b)	Percent of class: 1.8%

(c)	Number of shares as to which the person has:

(i)	Sole power to vote or to direct the vote 0

(ii)	Shared power to vote or to direct the vote: 1,214,812

(iii)	Sole power to dispose or to direct the disposition of: 0

(iv)	Shared power to dispose or to direct the disposition of: 1,214,812

EPG

(a)	Amount beneficially owned: 3,944,388

(b)	Percent of class: 5.7%

CUSIP No. 368736104	Page 12 of 17

(c)	Number of shares as to which the person has:

(i)	Sole power to vote or to direct the vote 0

(ii)	Shared power to vote or to direct the vote: 3,944,388

(iii)	Sole power to dispose or to direct the disposition of: 0

(iv)	Shared power to dispose or to direct the disposition of: 3,944,388

SJPGEUT

(a)	Amount beneficially owned: 1,577,217

(b)	Percent of class: 2.3%

(c)	Number of shares as to which the person has:

(i)	Sole power to vote or to direct the vote 0

(ii)	Shared power to vote or to direct the vote: 1,577,217

(iii)	Sole power to dispose or to direct the disposition of: 0

(iv)	Shared power to dispose or to direct the disposition of 1,577,217

EPC G& I

(a)	Amount beneficially owned: 42,630

(b)	Percent of class: 0.1%

(c)	Number of shares as to which the person has:

(i)	Sole power to vote or to direct the vote 0

(ii)	Shared power to vote or to direct the vote: 42,630

(iii)	Sole power to dispose or to direct the disposition of: 0

(iv)	Shared power to dispose or to direct the disposition of 42,630

EPC

(a)	Amount beneficially owned: 45,690

(b)	Percent of class: 0.1%

(c)	Number of shares as to which the person has:

(i)	Sole power to vote or to direct the vote 0

(ii)	Shared power to vote or to direct the vote: 45,690

(iii)	Sole power to dispose or to direct the disposition of: 0

(iv)	Shared power to dispose or to direct the disposition of 45,690

CUSIP No. 368736104	Page 13 of 17

Item 5.	Ownership of Five Percent or Less of a Class

Not Applicable

Item 6	Ownership of More than Five Percent on Behalf of Another Person.

Not Applicable

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person.

Not Applicable

CUSIP No. 368736104	Page 14 of 17

Item 8.	Identification and Classification of Members of the Group

Not Applicable

Item 9.	Notice of Dissolution of Group

Not Applicable

Item 10.	Certification

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

By signing below I also certify that, to the best of my knowledge and belief, the foreign regulatory scheme applicable to investment advisers and investment companies is substantially comparable to the regulatory scheme applicable to the functionally equivalent U.S. institution(s). I also undertake to furnish to the Commission staff, upon request, information that would otherwise be disclosed in a Schedule 13D.

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

September 10, 2015
Date

/s/ Patrick Farmer
Patrick Farmer/Chief Compliance Officer

CUSIP No. 368736104	Page 15 of 17

Exhibit 1

AGREEMENT

AGREEMENT, dated as of September 10, 2015, by and among EdgePoint Investment Group Inc. (“EIG”), an Ontario corporation; Cymbria Corporation (“Cymbria”), an Ontario corporation; EdgePoint Canadian Growth & Income Portfolio (“EPC G&I”), an Ontario mutual fund trust; EdgePoint Canadian Portfolio (“EPC”), an Ontario mutual fund trust; EdgePoint Global Growth & Income Portfolio (“EPG G&I”), an Ontario mutual fund trust; EdgePoint Global Portfolio (“EPG”), a mutual fund trust; and St. James’s Place Global Equity Unit Trust (“SJPGEUT” and together with EIG, Cymbria, EPG G&I, EPC G&I, EPC and EPG, the “Parties” and each, a “Party”), a unit collective investment scheme.

WHEREAS, in accordance with Rule 13d-1(k) of the Securities Exchange Act of 1934 (the “Act”), only one such statement need be filed whenever two or more persons are required to file a statement pursuant to Section 13(d) of the Act with respect to the same securities, provided that said persons agree in writing that such statement is filed on behalf of each of them.

NOW, THEREFORE, in consideration of the premises and mutual agreements herein contained, the parties hereto agree as follows:

Each of the Parties hereby agrees, in accordance with Rule 13d-1(k) under the Act, to file one statement on Schedule 13G relating to its ownership of the Common Stock of Generac Holdings, Inc. and hereby further agrees that said statement shall be filed on behalf of each Party. Nothing herein shall be deemed to be an admission that the Parties, or any of them, are members of a “group” (within the meaning of Section 13(d) of the Act and the rules promulgated thereunder) with respect to any securities of Generac Holdings Inc.

CUSIP No. 368736104	Page 16 of 17

IN WITNESS WHEREOF, the parties have executed this agreement as of the date first written above.

EDGEPOINT INVESTMENT GROUP INC.

By:	/s/ Patrick Farmer

CYMBRIA CORPORATION
By: EdgePoint Investment Group Inc., as manager

By:	/s/ Patrick Farmer

EDGEPOINT CANADIAN GROWTH & INCOME PORTFOLIO
By: EdgePoint Investment Group Inc., as manager

By:	/s/ Patrick Farmer

EDGEPOINT CANADIAN PORTFOLIO
By: EdgePoint Investment Group Inc., as manager

By:	/s/ Patrick Farmer

EDGEPOINT GLOBAL GROWTH & INCOME PORTFOLIO
By: EdgePoint Investment Group Inc., as manager

By:	/s/ Patrick Farmer

EDGEPOINT GLOBAL PORTFOLIO
By: EdgePoint Investment Group Inc., as manager

By:	/s/ Patrick Farmer

CUSIP No. 368736104	Page 17 of 17

ST. JAMES’S PLACE GLOBAL EQUITY UNIT TRUST
By: EdgePoint Investment Group Inc., as manager

By:	/s/ Patrick Farmer